SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549


                                   FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  February 10, 1995


                                 LabOne, Inc.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

   Deleware                     0-15975                       48-0952323
- - -----------------             -----------                 ------------------
(State or other               (Commission                  (I.R.S. Employer
jurisdiction of               File Number)                Identification No.)
incorporation)


    10310 W. 84th Terrace, Lenexa, KS                           66214
- - ----------------------------------------                      ---------
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:         913-888-8397



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Item 5.  Other Events

     On February 10, 1995, LabOne, Inc. (LabOne) announced that it has been advised by Seafield Capital Corporation (Seafield) that Seafield has retained Alex. Brown & Sons Incorporated as financial adviser to assist Seafield in considering strategic alternatives to maximize Seafield shareholder value. Seafield is a holding company that owns 82% of LabOne and 59% of Response Technologies, Inc. (ASE-RTK) as well as a number of other investments and cash equivalents.
     LabOne has been informed that one alternative that Seafield expects to pursue is a cash-option merger of Seafield into LabOne. In such a merger, Seafield shareholders would have the option of receiving cash as well as shares of LabOne. The merger would most likely be preceded by Seafield's distribution to its shareholders, or other disposition by Seafield, of its Response Technologies stock and other assets.
     Seafield's Board has also announced that it will consider other business combination proposals that are presented to it.
     LabOne has appointed a special committee of independent directors to consider any merger or other proposal that may be presented to it by Seafield. LabOne has been advised by Seafield that if a definitive merger agreement is reached, it is anticipated that such a merger would not occur until the early part of 1996 because of the time required to complete anticipated Seafield asset sales as well as shareholder and other approvals. LabOne cautioned that there can be no assurance that a merger with Seafield will occur.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       LabOne, Inc..

Date:  February 15, 1995               By  /s/   Robert D. Thompson
                                          ---------------------------------
                                          Robert D. Thompson
                                          Executive V. P. Finance,
                                          CFO and Treasurer


Date: February 15, 1995                By  /s/   Kurt E. Gruenbacher
                                          ---------------------------------
                                          Kurt E. Gruenbacher
                                          Corporate Controller